EXHIBIT 10.6(b)

Description of Special Retention Bonuses to 2006 Named Executive Officers

Special Retention Bonuses

The Committee has approved the following retention bonuses to two of the 2006 Named Executive Officers: Marlin L. Mosby, III, $51,000; and, Peter F. Makowiecki, $68,250. In each case the retention bonus amount was 15% of the person’s 2006 salary. Retention bonuses are to be paid in the next payroll cycle following the Committee’s February 2007 meeting, but are subject to forfeiture and repayment if the recipient leaves the registrant’s employ within twelve months following payment of the bonus (other than for death, disability, or approved retirement). Retention bonuses do not count as “annual bonuses” for purposes of calculating benefits that relate to annual bonus amounts, and are separate from any bonuses that may be paid under the registrant's 2002 Management Incentive Plan.